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							      EXHIBIT 12(b)


						COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
							     AND PREFERRED SHARE DIVIDENDS
						  SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES


						  Twelve         Three
						  Months         Months
						  Ended          Ended
						  Mar. 30,       Mar. 30,
						  1996           1996                            Year Ended
(millions, except ratios)                         (unaudited)    (unaudited)      1995     1994     1993     1992     1991
Fixed Charges
  Interest and amortization of debt discount
   and expense on all indebtedness                $1,391           $354          $1,373   $1,279   $1,318   $1,389   $1,568

  Add interest element implicit in rentals           123             32             119      114      105      165      155
						   1,514            386           1,492    1,393    1,423    1,554    1,723
  Preferred dividend factor                           49             12              89      234      209      120        7
  Interest capitalized                                 3              1               4        1        3       23       22
Total fixed charges                               $1,566           $399          $1,585   $1,628   $1,635   $1,697   $1,752

Income (loss)
  Income (loss) from continuing operations        $1,052           $151          $1,025     $857     $625  ($1,812)    $160
  Deduct undistributed net income (loss)
   of unconsolidated companies                        10             (1)              9       (7)       6       (4)     (11)
						   1,042            152           1,016      864      619  ( 1,808)     171

Add
  Fixed charges (excluding interest capitalized
   and preferred dividend factor)                  1,514            386           1,492    1,393    1,423    1,554    1,723
  Income taxes (benefit)                             721             99             703      614      329  ( 1,039)     126
     Income (loss) before fixed charges and
      income taxes                                $3,277           $637          $3,211   $2,871   $2,371  ($1,293)  $2,020

Ratio of income to combined fixed charges
 and preferred share dividends                      2.09           1.60            2.03     1.76     1.45     (A)      1.15


(A)  As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges by $2,990 million.

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